Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

December 21, 2022

ORIC Pharmaceuticals, Inc.

240 E. Grand Avenue, 2nd Floor

South San Francisco, CA 94080

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to ORIC Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale by the Company of 5,376,344 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2021 (Registration No. 333-255833) (as so filed and as amended on March 22, 2022 and declared effective as of April 27, 2022, the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Securities Purchase Agreement, dated as of December 21, 2022, by and between the Company and Pfizer Inc. (the “Purchase Agreement”).

We have examined copies of the Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and was filed by the Company in accordance with Rule 424(b) promulgated under the Act. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

AUSTIN        BEIJING        BOSTON         BOULDER        BRUSSELS        HONG KONG         LONDON         LOS ANGELES         NEW YORK         PALO ALTO

SALT LAKE CITY         SAN DIEGO         SAN FRANCISCO         SEATTLE         SHANGHAI         WASHINGTON, DC         WILMINGTON, DE

ORIC Pharmaceuticals, Inc.

December 21, 2022

*            *             *

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about December 21, 2022, for incorporation by reference into the Registration Statement and to the use of our name in the prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation